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                                                                    EXHIBIT 11.2

                                CSFB (USA), INC.
              SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
             COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
               AND DILUTED EARNINGS PER SHARE FOR THE YEARS ENDED
                        DECEMBER 31, 2000, 1999 AND 1998

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
                                                              Years Ended December 31,
                                                        2000            1999            1998
                                                    ------------    ------------    ------------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CSFB (USA) COMMON STOCK

Weighted Average Common Shares:
     Average Common Shares Outstanding                     1,000           1,000           1,000
                                                    ------------    ------------    ------------

Weighted Average Common Shares Outstanding                 1,000           1,000           1,000
                                                    ============    ============    ============

Earnings:
    Net Income (Loss)                               $ (1,075,812)        600,700    $    370,800
    Less: Preferred Stock Dividend Requirement            21,155          21,180          21,310
          Earnings Applicable to Common Shares -
          CSFBDIRECT                                      (1,419)           (903)           --
                                                    ------------    ------------    ------------

Earnings (Loss) Applicable to Basic and Diluted
    Common Shares                                   $ (1,095,548)   $    580,423    $    349,490
                                                    ============    ============    ============

Diluted Earnings (Loss) Per Common Share            $ (1,095,548)
                                                    ============


CSFBDIRECT COMMON STOCK

Weighted Average Common Shares:
    Average Common Shares Outstanding                 18,400,000      18,400,000
    Average Common Shares Issuable Under Employee
    Benefit Plans                                              0               0
                                                    ------------    ------------

Weighted Average Common Shares Outstanding            18,400,000      18,400,000
                                                    ============    ============

Earnings:
    Net Income (Loss)                               $     (1,419)   $     (1,419)
                                                    ------------    ------------

Earnings Applicable to Common Shares                $     (1,419)   $       (903)
                                                    ------------    ------------

Basic Earnings Per Common Share                     $      (0.08)   $      (0.05)
                                                    ============    ============
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